Exhibit 10.49

Title:	Executive Incentive Plan (2009)
Effective Date:	November 2, 2008

Document Owner:	Human Resources Compensation

Approvals:	Bruce Chizen
Chair, Compensation Committee

Date	Author	Revision History

March 15, 2005	J. Cleveland	2005 Initial Plan
March 20, 2006	J. Collinson	2006 Plan Updates
October 30, 2006	S. Watanabe	2007 Plan Updates
April 27, 2007	J. Liedtke	Amendment to eligibility rules
January 28, 2008	S. Watanabe	2008 Plan Updates
November 23, 2008	J. Collinson	2009 Plan Updates

PLAN OBJECTIVES:

This Synopsys Executive Incentive Plan (“EIP” or the “Plan”) provides members of the Company’s senior management the potential to earn variable compensation linked directly to individual contribution toward:

1.               Driving the strategic direction of the Company.

2.               Driving attainment of revenue and operating margin targets.

3.               Reinforcing a culture of accountability and performance excellence.

4.               Ensuring that the payment of all incentive bonuses under the Plan qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), and therefore not subject to the annual $1 million limitation on the income tax deductibility of compensation paid per certain covered executive officers imposed under Section 162(m).  Accordingly, all payments under the Plan shall be made pursuant to the terms and conditions of the Company’s 2006 Employee Equity Incentive Plan (2006 Equity Plan) approved by the Company’s stockholders, whether as “Performance Cash Awards” or “Performance Stock Awards” thereunder.

ELIGIBILITY:

Subject to achievement as described below, an employee is eligible to receive an EIP award if he or she is:

•                  a Corporate Staff Member and Section 16(b) officer at any time in the performance period a regular employee scheduled to work at least 20 hours per week

•                  employed by Synopsys as of the first working work day of the fourth quarter of the fiscal year

•                  actively employed through the day the incentive checks are distributed (or on an approved leave of absence)

and

•                  does not participate in a commission or other incentive plan (including, but not limited to Sales, Applications Consultants, or incentive plans relating to  acquisitions)

•                  prepares and delivers performance reviews for all direct reports eligible to receive reviews by July 31, 2009 unless an exception to this requirement is recommended by the SVP, Human Resources and Facilities and approved by the Chairman of the Compensation Committee.

ADMINISTRATION:

The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”) that has been designated to administer programs intended to qualify as “performance-based compensation” within the meaning of Section 162(m).  The Committee shall have authority to make rules and adopt administrative procedures in connection with the Plan and shall have discretion to provide for situations or conditions not specifically provided for herein consistent with the purposes of the Plan.  The Committee shall determine the beginning and ending dates for each performance period.  Unless otherwise determined by the Committee, the performance period shall correspond to the Company’s fiscal year.  Notwithstanding any other provision of the Plan to the contrary, the Plan shall be administered and its provisions interpreted so that payments pursuant to the Plan qualify as “performance-based compensation” within the meaning of Section 162(m).  Determinations by the Committee shall be final and binding on the Company and all participants.

INCENTIVE TARGET AWARDS:

The individual’s incentive target award is determined by the Compensation Committee within ninety (90) days of the beginning of the performance period or the appointment as an Eligible Employee, as applicable (“Target Award”).  The Target Award is based upon a percentage of annual base salary prorated for the number of months expected to work during the performance period as an Eligible Employee.   Stock-based and other variable compensation are not included in the target calculation.

PERFORMANCE CRITERIA:

Payment of the Target Award is determined by the Committee based on the Company’s achievement of revenue and Non-GAAP operating margin targets as well as Revenue Backlog targets (committed revenue for applicable future years), reinforcing the Company’s ratable business model.  The specific Corporate Financial Performance Goals and their relative weighting are as follows:

FY2009 Revenue Target – 33.33%

FY2009 Non-GAAP Operating Margin Target – 33.33%

FY2010 Revenue Backlog Target – 33.34%

REVENUE PREDICTABILITY FACTOR:

FY2011 Revenue Backlog Target

PAYOUT FORMULA FOR ACTUAL AWARDS:

The Company must achieve a threshold of a weighted average of 90% of the Corporate Financial Performance Goals before payment of any portion of the Target Award is permitted. Achievement of 90% or more of the Corporate Financial Performance Goals results in the applicable Corporate Financial Payout Factor set forth in Exhibit A. For illustration purposes, Exhibit A, the Corporate Financial Payout Factor Schedule, sets forth achievement percentages at increments of one percentage.  The actual Payout Factor will be calculated based upon one-quarter percentage point increments of achievement to plan.  Achievement of 90% or more of target FY2011 Revenue Backlog Goal results in the applicable Revenue Predictability Payout Factor set forth in Exhibit B.  The Revenue Predictability Payout Factor will be calculated based upon one-half percent increments of achievement to plan.  Notwithstanding the foregoing, the maximum Preliminary Award for any individual is 200% of the Target Award and the Company has the option to fund achievement in excess of the Target Award with cash, Restricted Stock Units (RSUs), or Restricted Stock.

Payouts of actual awards are determined by the Compensation Committee following a recommendation by executive management.  Subject to the Committee’s discretion as set forth under “Final Awards” below, the payout formula for each Preliminary Award is as follows:

Preliminary Award =

Target Award x Corporate Financial Payout Factor x Revenue Predictability Payout Factor (if any)

FINAL AWARDS:

No later than thirty (30) days after the receipt by the Committee of the financial statements for a performance period the Committee shall determine whether the established performance criteria were achieved.  Executive management will make recommendations to the Committee regarding individual payouts based upon the individual’s relative performance against the Corporate Financial Performance Goals and the Revenue Predictability Goal.   The Committee shall have full discretion to reduce individual Preliminary Awards based on individual performance, EPS considerations, or as it otherwise considers appropriate in the circumstances in order to determine final actual awards (“Actual Awards”).  The Committee shall not have discretion to increase Preliminary Awards for a performance period.  In addition and in accordance with the 2006 Equity Plan, the maximum Actual Award for any individual is $2,000,000 in cash and 1,000,000 shares of RSUs or Restricted Stock in any calendar year.

PAYMENT SCHEDULE:

Payment of Actual Awards will occur within thirty (30) days following the certification by the Committee that the performance and other criteria for payment have been satisfied (the “Certification Date”) and final determination of the Actual Award.  Actual Awards are subject to the Compensation Recapture Policy.

In the event the Committee does not specify the form of the payment at the time the Committee establishes the Target Award, the form of payment of the Actual Award shall be: (a) cash in an amount not to exceed the amount of the Target Award, and (b) Restricted Stock Units, 100% of which will vest on the one-year anniversary of the effective grant date provided the recipient is providing continuous services on such date, the value of which would equal no more the amount by which the Actual Award exceeds the Target Award increased by a reasonable rate of interest to account for the time value of money.  The Committee may determine (a “Retroactive Determination”) on or before the Certification Date that the form of the entire Actual Award payment will only be cash.  In the event the Committee makes a Retroactive Determination, the total value of the cash payment shall not exceed the amount of the Actual Award.

Cash, RSUs or Restricted Stock issued hereunder shall be deemed issued pursuant to the 2006 Employee Equity Incentive Plan unless otherwise determined by the Committee.  Actual Awards are subject to the Compensation Recovery Policy, adopted December 2008.

IMPORTANT NOTES ABOUT THE PLAN:

This Plan supersedes and replaces all prior executive incentive plans.  The Committee reserves the right to terminate and or make changes to the Plan at any time, with or without notice.  The Committee may likewise terminate an individual’s participation in the Plan at any time, with or without notice.  Nothing in this Plan shall be construed to be a guarantee that any participant will receive all or part of an incentive award or to imply a contract between the Company and any participant.   The Committee may reduce the incentive payout based on achievement of publicly announced targets, product milestones, strategic goals, cross-functional teamwork and collaboration, and unforeseen changes in the economy and/or geopolitical climate.

Notwithstanding the foregoing, the performance criteria may be modified by the Committee to take into consideration one or more of the following: (1) changes in accounting principles that become effective during the performance period in accordance with US GAAP Accounting, (2) extraordinary, unusual or infrequently occurring events, (3) the disposition of a business or significant assets, (4) gains or losses from all or certain claims and/or litigation and insurance recoveries, (5) the impact of impairment of intangible assets, (6) restructuring activities, (7) the impact of investments or acquisitions, and/or (8) changes in corporate capitalization such as stock splits and certain reorganizations; provided however, that any such modification are consistent with Section 162(m) and the regulations issued thereunder.  Notwithstanding the foregoing, the Committee must select criteria that collectively satisfy the requirements of performance-based compensation for the purposes of Section 162(m), including by establishing the targets at a time when the performance relative to such targets is substantially uncertain.

Approvals:

Compensation Committee,

By:
	Bruce Chizen	Date
Chair, Compensation Committee

Executive Incentive Plan (2009)

Exhibit A – Corporate Financial Payout Factor Schedule

% Achievement of Plan	Payout Factor *
90%	50%
91%	55%
93%	65%
95%	75%
97%	85%
99%	95%
100%	100%
101%	108%
103%	124%
105%	138%
107%	151%
109%	159%
111%	165%
113%	169%
115%	173%
117%	177%
119%	181%
>=120%	183%

*The Payout Factor column represents payout factors based upon whole percentage increments of achievement to plan.  The actual payout Factor will be interpolated based upon one-quarter percent increments of achievement.  For example, if percent achievement to plan is 101.5% the Actual Payout Factor would be 110.5%.

Executive Incentive Plan (2009)

Exhibit B – Revenue Predictability Payout Factor Schedule

Percent of FY2011 Revenue Backlog Achieved	Payout Factor *
<95%	100.0%
96%	100.5%
97%	101.0%
98%	101.5%
99%	102.0%
100%	102.5%
101%	108.0%
102%	113.5%
103%	119.0%
104%	124.5%
105%	130.0%
106%	135.5%
107%	141.0%
108%	146.5%
>109%	150.0%

*The Payout Factor column represents payout factors based upon whole percentage increments of achievement to plan.  The actual payout Factor will be interpolated based upon one-half percent increments of achievement.  For example, if percent achievement to plan is 101.5% the Actual Payout Factor would be 110.8%.